Exhibit 99.1

Contact:

Scott Solomon

Sharon Merrill Associates

617-542-5300

ALOT@investorrelations.com

AstroNova Reports Record Revenue and Bookings for

Third Quarter of Fiscal 2018

Board of Directors Declares Regular Cash Dividend of $0.07 per Share

Third-Quarter Fiscal 2018 Highlights (comparisons with third-quarter fiscal 2017)

•	Bookings up 38.2% to $31.2 million

•	Revenue up 23.2% to $28.8 million on strong international growth

•	EPS up 40% to $0.21

•	Backlog up 27.5% to $21.3 million at quarter end

West Warwick, R.I., November 22, 2017 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today reported total revenue of $28.8 million for the fiscal 2018 third quarter ended October 28, 2017, up from $23.3 million for the same period a year earlier.

“Healthy demand from both our Product Identification and Test and Measurement segments drove record revenue for AstroNova in the third quarter,” said AstroNova President and CEO Greg Woods. “Product Identification revenue was up 21.1 percent to $20.5 million for the quarter on double-digit inkjet printer unit growth and continued momentum for our related supplies and services. During the quarter, the QuickLabel® and TrojanLabel™ business units launched four new products that extended our breadth of leadership in the tabletop and label press printer market.

“Test & Measurement revenue was up 28.7 percent in the quarter, with both our Aerospace and T&M product lines delivering solid year-over-year growth,” Woods said. “In the T&M data recorder business we are beginning to see the benefits of our investments in both personnel and product development. In Aerospace, we benefited from shipments of orders that were deferred earlier in the year, and we also started to see some revenue from our newly acquired Honeywell product line. The Honeywell product line fits very nicely with our existing Aerospace business and we look forward to realizing the efficiencies from rapidly integrating it into our Rhode Island manufacturing facility.

“International growth remains an important focus for the Company, and we have made considerable progress on that objective this year,” Woods said. “Revenue from international customers increased 59.8 percent in the third quarter compared with the same period in the prior year, reflecting in part our recent expansion in Asia and Latin America and our newly opened office in India. Those activities, coupled with the opening of our EMEA (Europe, the Middle East and Africa) hub in Germany, raise the bar on our ability to continue delivering superior service and support to our international customers.”

Recent Highlights

•	AstroNova signed an exclusive worldwide asset purchase and licensing agreement with Honeywell International, Inc.’s aerospace division. Under the agreement, AstroNova’s Aerospace business unit will take over the manufacturing of new printers as well as support services and supplies for printers primarily used on two of the world’s most popular commercial aircraft: the Boeing 737 and Airbus A320.

•	The Company opened a newly expanded, full-service EMEA headquarters in Dietzenbach, Germany. The new facility will support the Company’s rapid growth across EMEA, providing customers with faster, more efficient deliveries through increased production capacity and enhanced logistics support.

•	AstroNova launched the Everest® EV-5000, the newest chart recorder from the Company’s Test & Measurement business unit. The EV-5000 sets a new standard for mission-critical applications where remote data is acquired, measured, printed and stored for back up.

•	The Company’s TrojanLabel™ and QuickLabel® business units unveiled four new label presses and printers at PACK EXPO 2017 and Labelexpo Europe 2017, two of the world’s largest exhibitions for the packaging and labeling industries.

Financial Summary

Third-quarter 2018 gross profit was $11.8 million, or 41.0 percent of revenue, compared with gross profit of $9.6 million, or 41.3 percent of revenue, for the comparable period of fiscal 2017.

Operating expenses were $10.2 million versus $7.8 million for the comparable period of last year, due primarily to the addition of the Honeywell product line and TrojanLabel operating expenses, including amortization of the related identifiable intangibles, increased investments in new products and higher selling expenses related to strong international sales.

Third-quarter 2018 net income was $1.4 million, or $0.21 per diluted share, compared with net income of $1.2 million, or $0.15 per diluted share, in the year-earlier period.

Bookings increased 38.2 percent to $31.2 million from $22.6 million in the third quarter of fiscal 2017, with increases in both the Product Identification and Test & Measurement segments.

Backlog at October 28, 2017 was $21.3 million, up 27.5 percent from the end of the fiscal 2017 third quarter.

Cash and marketable securities were $11.8 million at October 28, 2017, compared with $24.8 million at January 31, 2017. This decline is primarily the result of the Company’s repurchase of its common stock in May 2017.

Board Declares Quarterly Dividend

On November 20, 2017, the Board of Directors of AstroNova, Inc. declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable on January 2, 2018, to shareholders of record on December 13, 2017.

Business Outlook

“Looking ahead, we are focused on driving organic growth through product innovation and geographic expansion, complemented by strategic acquisitions that advance our Product Identification and Test & Measurement growth objectives,” Woods concluded. “We are well positioned as we conclude fiscal 2018.”

Third-Quarter Fiscal 2018 Conference Call

AstroNova will conduct an investor conference call at 9:00 a.m. ET today. Investors can participate in the conference call by dialing 800-289-0438 (U.S. and Canada) or 323-794-2423 (International) with passcode 4566593. A live webcast of the call also will be available by accessing the Investors section of AstroNova’s website, www.astronovainc.com. Please join the call at least five minutes prior to the start time.

Following the live broadcast, an audio webcast of the call will be available at www.astronovainc.com. A telephone replay of the conference call will be available for seven days by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (International) with passcode 4566593.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze and present data in multiple formats. The Product Identification segment offers a variety of hardware and software products and associated supplies that allow customers to mark, track and enhance the appearance of their products. The segment’s two business units are QuickLabel®, the industry leader in tabletop digital color label printing and TrojanLabel™, a leader in the light-production color label press and specialty printer markets. The Test and Measurement segment includes the Test & Measurement business unit, which offers a suite of products and services that acquire, record and analyze electronic signal data from local and networked sensors. The segment also includes the Aerospace business unit, which makes printers, networking hardware and related accessories. These products are used in the aircraft flight deck to print flight plans, navigation information and performance data and in the aircraft cabin to print maintenance data, receipts and passenger manifests. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning our expectations regarding our integration of the Honeywell product line, our expected growth in international markets and our anticipated performance during the remainder of fiscal 2018, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

ASTRONOVA, INC.

Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Revenue	$28,760	$23,342	$80,701	$72,791
Cost of Goods Sold	16,966	13,701	49,342	43,373
Gross Profit	11,794	9,641	31,359	29,418
	41.0%	41.3%	38.9%	40.4%
Operating Expenses:
Selling & Marketing	5,532	4,578	15,958	14,186
Research & Development	2,033	1,338	5,340	4,538
General & Administrative	2,597	1,891	6,780	5,566

	10,162	7,807	28,078	24,290
Operating Income	1,632	1,834	3,281	5,128
	5.7%	7.9%	4.1%	7.0%
Other Expense, Net	(12)	(60)	(45)	(72)

Income Before Taxes	1,620	1,774	3,236	5,056
Income Tax Provision	201	623	579	1,595

Net Income	$1,419	$1,151	$2,657	$3,461

Net Income per Common Share - Basic	$0.21	$0.15	$0.38	$0.47

Net Income per Common Share - Diluted	$0.21	$0.15	$0.38	$0.46

Weighted Average Number of Common Shares - Basic	6,725	7,444	6,968	7,407
Weighted Average Number of Common Shares - Diluted	6,821	7,594	7,078	7,572
Dividends Declared Per Common Share	$0.07	$0.07	$0.21	$0.21

Selected Consolidated Balance Sheet Data

Amounts In Thousands

(Unaudited)

	October 28, 2017	January 31, 2017
Cash & Marketable Securities	$11,750	$24,821
Current Assets	$55,323	$61,423
Total Assets	$110,320	$83,665
Current Liabilities	$29,251	$11,985
Long-term Debt, net of current portion	$6,845	$—
Shareholders’ Equity	$62,241	$70,537